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                                                                   EXHIBIT 10.15

                                                                AMPAM PARENT/MGT


                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") by and between American Plumbing and Mechanical, Inc., a Delaware corporation (the "Company" or "AMPAM") and all its subsidiaries, and Robert A. Christianson ("Executive") is hereby entered into effective as of April 1, 1999.

                                    RECITALS

         Whereas, as of the Effective Date, the Company and the subsidiaries of the Company (the Company and such subsidiaries being collectively, the "AMPAM Companies") provide plumbing and mechanical contracting services; and

         Whereas, the Company wishes to employ Executive, and Executive wishes to be employed by the Company, on the terms set forth herein; and

         Whereas, in the course of his employment with the Company, Executive will become familiar with and aware of information as to the AMPAM Companies' customers and specific manner of doing business, including the processes, techniques and trade secrets used by the AMPAM Companies, and future plans with respect thereto, all of which has been and will be established and maintained at great expense to the AMPAM Companies and which constitutes trade secrets and the valuable goodwill of the AMPAM Companies.

         Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:


                                   AGREEMENTS

1.       Employment and Duties.

         a. The Company hereby employs Executive as the Chief Executive Officer of the Company. As such, Executive shall have the responsibilities, duties and authority customarily appertaining to such office and such other duties as may be reasonably assigned to Executive and which are consistent with such position. Executive shall report to the Chief Executive Officer of the Company unless otherwise directed by the Board of Directors. Executive hereby accepts this employment upon the terms and conditions herein contained and, subject to paragraph 1(c), agrees to devote substantially all of his time, attention and efforts during normal business hours, excluding any periods of vacation or sick leave, to promote and further the business and interests of the Company and its affiliates.




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         b.       Executive shall faithfully adhere to, execute and fulfill all reasonable and lawful policies established by the Company, to the extent such policies have been communicated to Executive in writing and are not inconsistent with any of the terms of this Agreement.

         c. Except as set forth on Schedule 1c. hereto, Executive shall not, during the term of his employment hereunder, engage in any other business activity pursued for gain, profit or other pecuniary advantage to the extent such activity interferes materially with Executive's duties and responsibilities hereunder. The foregoing limitations shall not prohibit Executive from making personal investments in such form or manner as will not materially interfere with Executive's Performance of his duties under this Agreement.

         d. Executive shall be entitled to vacation in accordance with the policies of the Company for similarly-situated employees.

2. Compensation. For all services rendered by Executive, the Company shall compensate Executive as follows:

         a. Base Salary. The base salary payable to Executive during the term shall be $220,000.00 per year ("Base Salary") payable in accordance with the Company's payroll procedures for officers, but not less frequently than twice monthly. On an annual basis such base salary shall be reviewed by the Board of Directors of the Company (the "Board"), and may be adjusted at its discretion in light of the Executive's position, responsibilities, performance and such other reasonable, job related factors that the Board deems appropriate; provided, however, as adjusted Base Salary may not be less than that amount in effect on the Effective Date.

         b. Annual Bonus. The Company will consider adopting an incentive bonus plan under which Executive and other officers of the Company will be eligible to receive annual bonus awards in amounts that are competitive with those provided to similarly situated executives and commensurate with the performance of the AMPAM Companies, as reasonably determined by the Board.

         c. Executive Perquisites and Benefits. Executive shall be entitled to receive additional benefits and compensation from the Company in the form and to the extent specified below:

                  i. Executive shall be reimbursed for all business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of his duties pursuant to this Agreement and in accordance with the Company's policy for its officers, including, without limitation, continuing education, license and administrative fees. All such expenses shall be appropriately documented in

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                           reasonable detail by Executive upon submission of any
                           request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy.

                  ii. Executive shall be entitled to participate in all bonus and incentive compensation plans and to receive all fringe benefits and perquisites offered by the Company to any of the Company's similarly situated executives, including, without limitation, participation in the various employee benefit plans or programs provided to the employees of the Company in general, subject to the regular eligibility requirements with respect to each of such benefit plans or programs, and such other benefits or perquisites as may be approved for Executive by the Board during the term of this Agreement, all on a basis as favorable to Executive as may be provided or offered by the Company to other comparable officers (in terms of position) of the Company. Notwithstanding the above, until the Company establishes employee welfare and pension benefit plans for its officers, Executive shall participate in such plans of the AMPAM Companies as may be designated.

                  Notwithstanding the above, the Board may offer or provide to Executive, or to any other officer or executive of the Company or any AMPAM Company, special compensation, benefits, and/or perquisites, in order to attract or retain that executive or officer where the Board determines, in its discretion, that the offer or provision of such special compensation, benefits, and/or perquisites are in the best interests of AMPAM or any AMPAM Company. Should the Board make such determination and offer or provide special compensation, benefits and/or perquisites to an officer or executive, Executive will not automatically be entitled to such special compensation, benefits and/or perquisites.

                  iii. Until such time as Executive becomes eligible for coverage under a group health plan of AMPAM, the Company shall monthly reimburse Executive for any COBRA continuation premiums paid by Executive for his coverage after the Effective Date.

3.       Non-Competition Agreement.

         a. Executive acknowledges that as a consequence of his employment with the Company, he will be furnished or have access to Confidential Information (as defined below). Executive further recognizes that the Company's willingness to enter into this Agreement is based in material part on Executive's agreement to the provisions of this paragraph 3 and that Executive's breach of the provisions of this paragraph 3 could materially damage the Company. Subject to the further provisions of this Agreement, Executive will not, during the term of his employment with the Company and for a period of two years immediately following the termination of such

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                  employment for any reason, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

                  i. engage, as an officer, director, shareholder, owner, partner, joint venture, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, whether paid or unpaid, in any plumbing, piping, mechanical, heating, ventilation or air conditioning contracting; installation or services business directly related thereto (such business and operations referred to herein as the "Plumbing and Mechanical Business"), in direct competition with any of the AMPAM Companies within 100 miles of where any of the AMPAM Companies conducts business including any territory serviced by any of the AMPAM Companies during the term of Executive's employment (the "Territory");

                  ii. call upon any person who is, at that time, an employee of the AMPAM Companies for the purpose or with the intent of enticing such employee away from or out of the employ of the AMPAM Companies;

                  iii. call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of the AMPAM Companies within the Territory for the purpose of soliciting customers, orders or contracts for any Plumbing and Mechanical Business within the Territory;

                  iv. call upon any prospective acquisition candidate, on Executive's own behalf or on behalf of any competitor, which candidate was, to Executive's knowledge after due inquiry, either called upon by the AMPAM Companies or for which the AMPAM Companies made an acquisition analysis, for the purpose of acquiring such entity;

                  v. disclose customers, whether in existence or proposed, of the AMPAM Companies to any person, firm, partnership, corporation or business for any reason or purpose whatsoever except to the extent that the AMPAM Companies has in the past disclosed such information to the public, any person, firm, partnership, corporation, business, or other entity, for valid business reasons; or

                  vi. testify as an expert witness in plumbing and mechanical services matters for an adverse party to any of the AMPAM Companies in litigation; provided that nothing contained in this paragraph 3(a)(vi) shall interfere with Executive's duty to testify as a witness if required by law.


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                           Notwithstanding the above, the foregoing covenant
                           shall not be deemed to prohibit Executive from acquiring as an investment (i) not more than 1% of the capital stock of a company engaged in the Plumbing and Mechanical Business, whose stock is traded on a national securities exchange, the NASDAQ Stock Market or on an over-the-counter or similar market or (ii) not more than 1% of the capital stock of a competing business whose stock is not publicly traded if the Board consents to such acquisition. Any ownership interest in any business which is in competition with the AMPAM Companies shall immediately be disclosed to the Board by Executive.

         b. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which they would have no other adequate remedy, Executive agrees that foregoing covenant may be enforced by the Company, in the event of breach by him, by injunctions, restraining orders, and orders of specific performance issued by a court of competent jurisdiction. Executive further agrees to waive any requirement for the Company's securing or posting of any bond in connection with such remedies.

         c. It is agreed by the parties that the foregoing covenants in this paragraph 3 impose a reasonable restraint on Executive in light of the activities and business of the AMPAM Companies on the date of the execution of this Agreement and the current plans of the AMPAM Companies; but it is also the intent of the Company and Executive that, subject to paragraph 3(g) hereof, such covenants be construed and enforced in accordance with the changing activities, business and locations of the AMPAM Companies throughout the term of this covenant, whether before or after the date of termination of the employment of Executive, unless the Executive was conducting such new business prior to the AMPAM Companies conducting such new business. For example, if, during the term of Executive's employment, any of the AMPAM Companies engages in new and different activities, enters a new business or establishes new locations for its current or new activities or business in addition to or other than the activities or business enumerated under the Recitals above or the locations currently established therefor, then, subject to paragraph 3g. hereof, through the term of this covenant Executive will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new business activities, or locations within 100 miles of where such new activities, business or locations are conducted, unless Executive was conducting such new activities or business prior to any of the AMPAM Companies conducting such new activities or business.

         d. It is further agreed by the parties hereto that, in the event that Executive shall cease to be employed hereunder and shall enter into a business or pursue other activities not in competition with the Plumbing and Mechanical Business of the AMPAM

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                  Companies or related activities or business in locations the operation of which, under such circumstances, does not violate clause (a)(i) of this paragraph 3, and in any event such new business, activities or location are not in violation of this paragraph 3 or of Executive's obligations under this paragraph 3, if any, Executive shall not be chargeable with a violation of this paragraph 3 if the AMPAM Companies shall at any time after the termination of Executive's employment enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

         e. The covenants in this paragraph 3 are severable and separate, and the non-enforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

         f. All of the covenants in this paragraph 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against any of the AMPAM Companies, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period of two years (subject to the further provisions of this Agreement) following termination of employment stated at the beginning of this paragraph 3, during which the agreements and covenants of Executive made in this paragraph 3 shall be effective, shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this paragraph 3.

         g. The Company and the Executive hereby agree that this covenant is a material and substantial part of this transaction.

4. Term; Termination; Rights on Termination. The term of this Agreement shall begin on the Effective Date and continue for five years (the "Initial Term"), unless terminated sooner as herein provided; however, beginning on the fifth anniversary of the Effective Date and on each anniversary thereafter the term shall automatically continue for one year on the same terms and conditions contained herein in effect as of the time of renewal (the "Extended Term") unless not less than six months prior to any such anniversary either party shall give written notice to the other party that the term shall not be so extended; provided further, however, upon a Change in Control (as defined in paragraph 11(e)) during the Initial Term or any Extended Term the term of this Agreement shall automatically continue following such Change in Control for a period equal to the then remaining term or two years, whichever period is longer (such longer period being an Extended Term), unless earlier terminated as provided in paragraph 11. This Agreement and Executive's employment may be terminated in any one of the followings ways:


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         a.       Death. The death of Executive shall immediately terminate this
                  Agreement with no severance compensation due Executive's estate; provided, however, for the 90-day period following Executive's death, the Company, at its sole cost and expense, shall continue to provide Executive's then qualified beneficiaries with coverage under the Company's group health plan in which Executive participated immediately prior to Executive's death or a successor plan thereto, subject to the terms of such plan as it may be amended ("Company Health Plan"). Thereafter, the Company shall provide continuation of coverage elections to such qualified beneficiaries as are required by law.

         b. Disability. If Executive becomes entitled to and receives benefits under an insured long term disability plan of the AMPAM Companies (incurs a "Disability"), the Company, with the approval of a majority of the members of the Board, may terminate this Agreement and Executive's employment hereunder. In the event this Agreement is terminated as a result of Executive's Disability, Executive shall have no right to any severance compensation; provided, however, (i) for 12 months thereafter or until Executive's death, if earlier, the Company shall continue to pay Executive an amount equal to Executive's monthly adjusted Base Salary (computed by reference to Executive's annual adjusted Base Salary at the time of his termination) reduced by any cash benefits payable to Executive under such long term disability plan and (ii) the Company, at its sole cost and expense, shall continue the coverage of Executive and his qualified beneficiaries (for as long as they are qualified beneficiaries thereunder) under the Company Health Plan for as long as Executive continues to qualify for and receive benefits under such long term disability plan, but not to exceed five years. Thereafter, the Company shall provide continuation of coverage elections to Executive and his qualified beneficiaries as required by law.

         c. Cause. The Company may terminate this Agreement and Executive's employment for "Cause", which shall be: (1) Executive's willful and material breach of this Agreement (which remains uncured at the end of a 30-day period); provided, that none of the following shall constitute Cause for purposes of this clause (1): isolated incidences of (A) bad judgement, (B) negligence, or (C) any act or omission that Executive believed in good faith to have been in or not opposed to the interest of the Company; (2) Executive's gross negligence in the performance or intentional nonperformance (in either case continuing for 30 days after receipt of written notice of need to cure) of any of Executive's material duties and responsibilities hereunder; (3) Executive's dishonesty or fraud with respect to the business, reputation or affairs of the AMPAM Companies; or (4) Executive's conviction of a felony crime involving moral turpitude. Any termination for Cause must be approved by a majority of the eligible members of the Board (for this purpose, any member of the

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                  Board reasonably believed by a majority of the Board to be at fault in the events leading the Board to consider terminating Executive for Cause shall also be excluded, including Executive if Executive is a member of the Board). For purposes hereof, no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and/or without reasonable belief that Executive's action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a Notice of Termination and a copy of a resolution duly adopted by the Board, finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above and specifying the particulars thereof in detail. In the event of a termination for Cause, Executive shall have no right to any severance compensation.

                  i. The Company may not terminate Executive's employment for Cause unless:

                           (1) no fewer than 30 days prior to the Date of Termination, the Company provides Executive with written notice (the "Notice of Consideration") of its intent to consider termination of Executive's employment for Cause, including a detailed description of the specific reasons which form the basis for such consideration;

                           (2) for a period of not less than 25 days after the date Notice of Consideration is provided, Executive shall have the opportunity to appear before the Board, with or without legal representation, at Executive's election, to present arguments and evidence on his own behalf; and

                           (3) following the presentation to the Board as provided in (2) above or Executive's failure to appear before the Board at a date and time specified in the Notice of Consideration (which date shall not be more than 30 days after the date the Notice of Consideration is provided), Executive may be terminated for Cause only if the Board, by majority vote of its eligible voters, determines that the actions or inactions of Executive specified in the Notice of Consideration, or reasonably related and/or later-discovered actions or inactions, occurred, that such actions or inactions constitute Cause, and that Executive's employment should accordingly be terminated for Cause;

                  ii. Unless the Company (A) complies with the substantive and procedural requirements of this Section 4.c. prior to a Termination of Employment for Cause, and
                           (B) concludes, in its good faith discretion that Executive's action or inaction specified in the Notice of Termination for Cause did occur and


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                           constituted Cause, any Termination of Employment
                           shall be deemed a termination without Cause for all purposes of this Agreement.

                  iii. After providing a notice of need to cure or Notice of Consideration pursuant to the provisions of this
                           Section 4.c., the Board may, by the affirmative vote of all of its members (excluding for this purpose Executive if he is a member of the Board, and any other member of the Board reasonably believed by the Board to be at fault in the events leading to issuing the Notice of Consideration), suspend Executive with pay until a final determination pursuant to this
                           Section 4.c. has been made.

         d. Without Cause or For Good Reason. Executive may only be terminated without Cause and other than due to Disability by the Company during either the Initial Term or Extended Term if such termination is approved by a majority of the members of the Board. Should Executive be terminated by the Company without Cause and other than due to Disability or should Executive terminate with Good Reason during the Initial Term, Executive shall receive from the Company, in addition to any accrued but unpaid salary, bonus and benefits, a lump sum payment due on the effective date of termination, an amount equivalent to the annual adjusted Base Salary at the rate then in effect for (i) whatever time period is remaining under the Initial Term (but in no event more than two years) or (ii) for one year, whichever amount is greater. Should Executive be terminated by the Company without Cause and other than due to Disability or should Executive terminate with Good Reason during the Extended Term, Executive shall receive from the Company, in a lump sum payment due on the effective date of termination, an amount equivalent to the adjusted Base Salary at the rate then in effect for one year. Further, any termination by the Company without Cause or due to Disability or by Executive for Good Reason whether during the Initial Term or any Extended Term shall operate to shorten the period set forth in paragraph 3.a. and during which the terms of paragraph 3. apply to one year from the date of termination of employment. If Executive resigns or otherwise terminates his employment without Good Reason, rather than the Company terminating his employment pursuant to that paragraph 4.d., Executive shall receive no severance compensation.

         e. Executive shall have "Good Reason" to terminate his employment hereunder as a consequence of any of the following events, unless such event is agreed to in writing by Executive: (a) a material reduction in his authority, title, responsibilities or duties; (b) Executive's adjusted Base Salary is reduced below that in effect on the Effective Date; (c) the relocation of the Company's principal executive offices or Executive's principal office to a location outside the state of Texas without a commensurate adjustment in Executive's Base Annual Salary to reflect any increase in cost of living as measured by comparing the applicable regional or local consumer price indices; (d) the assignment to Executive of any duties or responsibilities which are materially

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                  inconsistent with Executive's title, position or
                  responsibilities as in effect immediately prior to such assignment; (e) the failure by the Company to continue in effect any employee benefit plan in which Executive participates and/or any perquisite provided Executive, which is (are) material to Executive's total compensation and benefits, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or perquisite, or the failure by the Company to continue Executive's participation therein, or any action by the Company which would materially reduce Executive's participation therein or reward opportunities thereunder; (f) the failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Agreement, as contemplated in paragraph 10.; (g) a material breach of this Agreement by the Company (including failure of the Company to pay Executive on a timely basis the amounts to which Executive is entitled under this Agreement); provided, however, Good Reason shall exist with respect to a matter only if such matter is not corrected by the Company within 30 days of its receipt of written notice of such matter from Executive, and in no event shall a termination by Executive occurring more than 60 days following the date of an event described above be a termination for Good Reason due to such event.

         f. If termination of Executive's employment arises out of the Company's failure to pay Executive on a timely basis the amounts to which Executive is entitled under this Agreement or as a result of any other breach of this Agreement by the Company, as determined by a court of competent jurisdiction or pursuant to the provisions of paragraph 18. below, the Company shall pay all amounts and damages to which Executive may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Executive to enforce his rights hereunder. Further, none of the provisions of paragraph 3. shall apply in the event this Agreement is terminated as a result of a breach by the Company.

         g. Resignation Without Good Reason. Executive may, without Good Reason (as hereinafter defined), terminate this Agreement and Executive's employment, effective 30 days after written notice is provided to the Company. If Executive resigns or otherwise terminates his employment without Good Reason, rather than the Company terminating his employment pursuant to that paragraph 4.d., Executive shall receive all accrued but unpaid salary, bonus and benefits. Under no circumstance where Executive terminates Executive's employment without Good Reason, shall Executive be entitled to any pro rata share or payment of any bonus or other compensation which has not yet been determined or which requires employment at the time of the determination or award for eligibility.

         h. Upon termination of this Agreement for any reason provided above, in addition to the above payments, if any, Executive shall be entitled to receive all compensation


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                  earned, accrued vacation and reimbursements due through the effective date of termination, paid to Executive in a lump sum on the effective date of termination. In addition, a termination of this Agreement shall not alter or impair any of Executive's vested rights or benefits, if any, under any (i) employee benefit plan of the AMPAM Companies or (ii) deferred compensation plan, including, without limitation, any stock option plan, of the AMPAM Companies. In addition, notwithstanding any other provision of this Agreement, upon termination of this Agreement other than (i) by the Company for Cause, (ii) by Executive without Good Reason and in the absence of a Change in Control or (iii) at the expiration of the Initial Term or any Extended Term pursuant to a timely notice, all options to purchase the stock of the Company (or any successor thereof) and all similar equity-based awards, outstanding granted or issued on the date hereof shall, at the time of such termination, become vested without regard to any vesting schedule thereof and in the case of options, shall be exercisable for the greater of two years from the date of such termination or the period provided in such award. All other rights and obligations of the Company and Executive under this Agreement shall cease as of the effective date of termination, except that Executive's obligations under paragraphs 3., 5., 6., 7., and 8. herein and the Company's obligations under paragraphs 11.g. and 14. shall survive such termination in accordance with their terms, unless or except as expressly provided otherwise in this Agreement.

5. Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Executive by or on behalf of any of the AMPAM Companies or their representatives, vendors or customers which pertain to the business of any AMPAM Companies shall be and remain the property of the AMPAM Companies, as the case may be, and be subject at all times to their discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the AMPAM Companies which is collected by Executive shall be delivered promptly to the Company without request by it upon termination of Executive's employment and Executive shall not retain any copies of the same.

6. Intellectual Property. Executive shall disclose promptly to the Company any and all conceptions, ideas, designs, plans, know-how, processes, improvements and other discoveries, whether patentable or not, which
         (i) are conceived or made by Executive, solely or jointly with another, during the period of employment or thereafter, (ii) are directly related to the plumbing and mechanical business or activities of the AMPAM Companies, and (iii) Executive conceives as a result of his employment by the Company, including any predecessor (collectively, the "Intellectual Property"). Executive hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein. Executive must also render to the Company, at the Company's expense, assistance in the perfection, enforcement and defense of any Intellectual Property.

7. Trade Secrets. Executive agrees that he will not, during or after the term of this Agreement, disclose the specific terms of the AMPAM Companies' relationships or agreements with its respective vendors or customers or any other trade secret of the AMPAM Companies, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever, except as required by law and prior to any such disclosure Executive shall give the Company prior written notice thereof and the opportunity to contest such disclosure.

8.       Confidentiality.

         a. Executive acknowledges and agrees that all Confidential Information (as defined below) of the Company is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors. Executive further acknowledges and agrees that Executive owes the Company a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use, that certain Confidential Information constitutes "trade secrets" under applicable laws and, that unauthorized disclosure or unauthorized use of the Confidential Information would irreparably injure the Company. Both during the term of Executive's employment and after the termination of Executive's employment for any reason (including wrongful termination), Executive shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company, in accordance with the duties assigned to Executive. Executive shall not, at any time (either during or after the term of Executive's employment), disclose any Confidential Information to any person or entity (except other employees of the Company who have a need to know the information in connection with the performance of their employment duties, and who have been informed of the confidential nature of the confidential information and have agreed to keep it confidential), or copy, reproduce, modify, transmit, including electronic transmission, decompile or reverse engineer any Confidential Information, or remove any Confidential Information from the Company's premises, without the prior written consent of the Board, or permit any other person to do so. Executive shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This Agreement applies to all Confidential Information, whether now known or later to become known to Executive.

         b. Upon the termination of Executive's employment with the Company for any reason, and upon written request of the Company at any other time, Executive shall promptly surrender and deliver to the Company all documents and other written material of any nature containing or pertaining to any Confidential Information and shall not retain any such document or other material. Within ten days of a written request by the Company, Executive shall certify to the Company in writing that all such materials have been returned.

                  As used in this Agreement, the term "Confidential Information" shall mean any information or material known to or used by or for the AMPAM Companies (whether or not owned or developed by the AMPAM Companies and whether or not developed by Executive) that is not generally known to persons in the Plumbing and Mechanical Business, except as provided in this paragraph. Confidential Information includes, but is not limited to, the following: all trade secrets of the AMPAM Companies; all information that the AMPAM Companies have marked as confidential or has otherwise described to Executive (either in writing or orally) as confidential; all nonpublic information concerning the AMPAM Companies' products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, customers, customer lists and records, suppliers and contracts; all AMPAM Companies' business records and plans; all AMPAM Companies' personnel files; all financial information of or concerning the AMPAM Companies; all information relating to operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the AMPAM Companies; all computer hardware or software manuals; all training or instruction manuals; and all data and all computer system passwords and user codes. For purposes hereof, Confidential Information shall not include such information (i) which becomes or is already known to the public or some other party through no fault of Executive; or
                  (ii) the disclosure of which (x) is required by law (including regulations and rulings) or the order of any competent governmental authority or (y) Executive reasonably believes is required in connection with the defense of a lawsuit against Executive, provided that in either case, prior to disclosing any information, Executive shall give prior written notice thereof to the Company and provide the Company with the opportunity to contest such disclosure.

9. No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement, including any non-competition agreement, invention or secrecy agreement, with a former employer, client or any other person or entity. Further, Executive agrees to indemnify the Company for any loss, including but not limited to, reasonable attorneys' fees and expenses, the Company may incur based upon or arising out of Executive's breach of this paragraph 9.

10. Assignment, Binding Effect. Executive understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Executive agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. Subject to the preceding two sentences and the express provisions of paragraph 12. below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company to expressly assume and agree in writing reasonably satisfactory to Executive to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such written agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement.

11.      Change in Control.

         a. Executive understands and acknowledges that the Company may be merged or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of the Company hereunder or that the Company may undergo a Change in Control (as defined below). In the event a Change in Control is initiated or occurs during the Initial Term or an Extended Term, then the provisions of this paragraph 11. shall be applicable.

         b. In the event of a Change in Control wherein the Company and Executive have not received written notice at least ten business days prior to the date of the event giving rise to the Change in Control from the successor to all or a substantial portion of the Company's business and/or assets that such successor is willing as of the closing to assume and agrees to perform, or continue to cause the Company to perform, the Company's obligations under this Agreement in the same manner and to the same extent that the Company is hereby required to perform, then Executive may, at Executive's sole discretion, elect to terminate Executive's employment on the effective date of such Change in Control by providing written notice to the Board at least five business days prior to the closing of the transaction giving rise to the Change in Control. In such case, Executive shall be deemed to have terminated Executive's employment for Good Reason on such date; provided, however, the amount of the lump sum severance payment due Executive shall be triple the amount calculated under the terms of paragraph 4.d., but shall in no event exceed nine times Executive's Base Annual Salary as in effect at the time of termination.

         c. In any Change in Control situation, Executive may, at Executive's sole discretion, elect to terminate Executive's employment upon the effective date of such Change in Control by providing written notice to the Board at least five business days prior to the closing of the transaction giving rise to the Change in Control. In such case, Executive shall be deemed to have terminated Executive's employment for Good Reason on such date; provided, however, the amount of the lump sum severance payment due Executive shall be double the amount calculated under the terms of paragraph 4.d., but shall in no event exceed six times Executive's Base Annual Salary as in effect at the time of termination.

         d. If, on or within two years following the effective date of a Change in Control the Company terminates Executive's employment other than for Cause or Disability or Executive terminates his employment for Good Reason, or if Executive's employment with the Company is terminated by the Company within three months before the effective date of a Change in Control and it is reasonably demonstrated that such termination (i) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or anticipation of a Change in Control, then Executive shall receive from Company, in a lump sum payment due on the effective date of termination, the greater of (i) the equivalent of three times Executive's Base Annual Salary at the rate then in effect, or (ii) the base salary for whatever period is then remaining on the Initial Term, if any, which payment shall be in lieu of any amounts otherwise payable pursuant to paragraph 4.d.

         e.       A "Change in Control" shall be deemed to have occurred if:

                  i. any person, entity or group (as such terms are used in Sections 13d. and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act")), other than persons and entities which owned any capital stock of the Company at the closing date of the transactions contemplated in the Acquisition Agreements, the AMPAM Companies or an employee benefit plan of the AMPAM Companies, acquires, directly or indirectly, the beneficial ownership (as defined in Section 13(d) of the Act) of any voting security of the Company and immediately after such acquisition such person, entity or group is, directly or indirectly, the beneficial owner of voting securities representing [35]% or more of the total voting power of all of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;

                  ii. upon the first purchase of the Company's common stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company);

                  iii. the stockholders of the Company shall approve a merger, consolidation, recapitalization or reorganization of the Company, or a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by the holders of all of the outstanding voting securities of the Company immediately prior to the transactions with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction;

                  iv. the stockholders of the Company shall approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

                  v. if, at any time during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company's stockholders of each new director was approved a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

         f. Notwithstanding anything in this Agreement to the contrary, a termination pursuant to paragraph 11.b., c., or d. shall operate to automatically waive in full the non-competition restrictions imposed on Executive pursuant to paragraph 3.

         g. If it shall be determined that any payment made or benefit provided to Executive in connection with a change in control (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor thereto) of the Company occurring after the Effective Date and on or before the termination of this Agreement, whether or not made or provided pursuant to this Agreement, is subject to the excise tax imposed by Section 4999 of the Code, the Company shall pay Executive an amount of cash (the "Additional Amount") such that the net amount received by Executive after paying all applicable taxes on such Additional Amount and any penalties, interest and other reasonable costs incurred as a result of such excise tax or additional payment, shall be equal to the amount that Executive would have received if
                  Section 4999 were not applicable.

12. No Mitigation or Offset. Executive shall not be required to mitigate the amount of any Company payment provided for in this Agreement by seeking other employment or otherwise. The amount of any payment required to be paid to Executive by the Company pursuant to this Agreement shall not be reduced by any amounts that are owed to the Company by Executive, provided that Executive (i) executes and delivers to the Company a promissory note evidencing a promise by Executive to pay the full amount of any amounts owed to the Company within 12 months from the date of Executive's termination of employment and (ii) provides such collateral reasonably satisfactory to the Company to ensure payment of such promissory note.

13. Release. Notwithstanding anything in this Agreement to the contrary, Executive shall not be entitled to receive any severance payments pursuant to paragraphs 4. or 11. of this Agreement unless Executive has executed (and not revoked) a general release of all claims, known or unknown, Executive may have against the Company, its subsidiaries, their directors, officers, and employees, in a form of such release reasonably acceptable to the Company.

14. Indemnification. In the event Executive is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, derivative, subrogation, criminal, administrative or investigative (other than an action by the Company against Executive and a derivative action shall not be considered an action by the Company), by reason of the fact that he is or was performing services for the Company or any of the AMPAM Companies or any present or future subsidiary thereof, or as an executive officer of the AMPAM Companies prior to the date of this Agreement, then the Company shall indemnify Executive against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith. In the event that both Executive and the Company are made a party to the same third-party action, complaint, suit or proceeding, the Company agrees to engage competent legal representation, and Executive agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, Executive may engage separate counsel and the Company shall pay as incurred all reasonable attorneys' fees and reasonable expenses of such separate counsel, provided further that Executive may at any time, at Executive's sole expense, hire separate counsel to represent Executive in such matter. Further, while Executive is expected at all times to use his best efforts to faithfully discharge his duties under this Agreement, Executive cannot be held liable to the Company for errors or omissions made in good faith where Executive has not exhibited gross, willful and wanton negligence and misconduct nor performed criminal and fraudulent acts which materially damage the business of the Company. The Company shall indemnify Executive against and hold Executive harmless from any costs, expenses (including reasonable attorneys' fees as provided in this paragraph), liabilities, losses and exposures for Executive's services as an employee, officer and director of the Company (or any of AMPAM Companies or any successor) to the maximum extent permitted under applicable law. The indemnification required by this paragraph 14. shall be made by the Company by periodic payments promptly as and when bills are received or liabilities are incurred. The provisions of this paragraph shall survive the termination of this Agreement.

15. Complete Agreement. This Agreement supersedes, and replaces in full, all representations, understandings and agreements (oral or written) between Executive and the Company or any of the AMPAM Companies or any of their officers, directors or representatives existing as of the Effective Date and covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be modified after the Effective Date except by a further writing signed by a duly authorized officer of the Company and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term. Without limiting the generality of the foregoing, either party's failure to insist on strict compliance with this Agreement shall not be deemed a waiver thereof.

16. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

                  To the Company:  American Plumbing and Mechanical, Inc.
                                   1502 Augusta, Suite 425
                                   Houston, Texas 77057
                                   Attn:    Chairman of the Board of Directors

                  To Executive:    Robert A. Christianson
                                   5803 Long Court
                                   Austin, TX 78730

         Notice shall be deemed given and effective on the earlier of three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 16.

17. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

18. Dispute Resolutions. Except with respect to injunctive relief as provided in paragraph 3b., neither party shall institute a proceeding in any court or administrative agency to resolve a dispute between the parties before that party has sought to resolve the dispute through direct negotiation with the other party. If the dispute is not resolved within two weeks after a demand for direct negotiation, the parties shall attempt to resolve the dispute through mediation. If the parties do not promptly agree on a mediator, the parties shall request the Association of Attorney Mediators in Harris County, Texas (or if the Company's principal offices are not in Harris County, a similar organization in the county in which the Company's principal offices are located) to appoint a mediator certified by the Supreme Court of Texas. If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator in the city in which the Company has its principal offices, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The arbitrator shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs and expenses, including those incurred to enforce this Agreement, including reasonable attorneys' fees and interest thereon in the event the arbitrator determines that Executive was involuntarily terminated by the Company without Disability or Cause, as defined in paragraphs 4b. and 4c., respectively, or that the Company has otherwise materially breached this Agreement. A decision by the arbitrator shall be final and binding. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The costs and expenses, including reasonable attorneys' fees, of the prevailing party in any dispute arising under this Agreement will be promptly paid by the other party.

19. Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflicts of law provisions.

20. Counterparts. This Agreement may be executed simultaneously in two or more Counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

21. Additional Provisions. The additional provisions set forth in Annex A and Annex B hereto shall apply.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective for all purposes as of the Effective Date.

Date: July 16, 1999
      ---------------------
                                         AMERICAN PLUMBING AND MECHANICAL, INC.


                                          /s/ DAVID C. BAGGETT
                                         ---------------------------------------
                                         [Printed Name and Title]

Date: July 16, 1999
      ---------------------
                                         EXECUTIVE



                                          /s/ ROBERT A. CHRISTIANSON
                                         ---------------------------------------
                                              Robert A. Christianson
                                         ---------------------------------------
                                         [Printed Name]

                                     Annex A

I. The Company shall grant to Executive a minimum of four weeks of vacation per calendar year.

                                     Annex B

Definitions. For purposes of this Annex B, "Christianson" shall be defined as the combined operations of Christianson Enterprises, Inc., Christianson Services, Inc. and GGR Leasing Corporation.

ADDITIONAL CONSIDERATION. In addition to the compensation provided in paragraphs
(a), (b) and (c) of paragraph 2 of the Agreement, AMPAM shall pay the Executive such additional consideration (the "Additional Consideration") as shall be determined in accordance with the following provisions (capitalized terms not defined herein shall have the meaning ascribed to such term in the Acquisition Agreement);

         (i)      Calculation of Additional Consideration.

                  (A) If Christianson generates actual Net Income (as defined below) in the calendar year ended December 31, 1999 in excess of Target Net Income (as defined below) for that same period, the Executive shall be entitled to receive Additional Consideration in accordance with the following formula:

                                  A = 50% x (B - C) x 10.0 x 38.5%, where

                           "A" represents the amount of Additional Consideration (provided that Additional Consideration shall be limited to the maximum discussed below and will only be paid in the event that "A" is a positive number);

                           "B" represents the amount of actual Net Income (as defined below) generated by Christianson for the calendar year ended December 31, 1999;

                           "C" represents Target Net Income (as defined below) for the calendar year ended December 31, 1999.

                  (B) Net Income of Christianson shall be Christianson's net income determined in accordance with GAAP applied on a basis consistent with that used in preparing the Financial Statements (subject to audit by AMPAM's independent public accountants at the election of AMPAM), as adjusted by:

                           (i)      the exclusion of an allocation of
                                    amortization of goodwill associated with the consummation of the AMPAM Plan of Organization;

                           (ii) the application of an 40% effective tax rate to the Company's pretax income;

                           (iii) an allocation to Christianson of a charge for selling, general and administrative expense for the year ended December 31, 1999 determined by multiplying $4,000,000 by the Applicable Percentage (as defined below).

                           (iv)     an allocation to Christianson of
                                    Christianson's allocable share of rebates and other purchasing benefits received by AMPAM from vendors and manufacturers of equipment, material and supplies such allocable share to be determined based upon the relative purchase of equipment, materials and supplies for the year ended December 31, 1999 by Christianson from such vendors and manufacturers in relation to the purchase of equipment, materials and supplies for the year ended December 31, 1999 by all Founding Companies and other companies or businesses acquired by AMPAM after the Closing Date from such vendors and manufacturers, with the relative purchase price relationship to be based upon the criteria (such as quantity or dollar amount of purchases) that forms the basis for such rebates and other purchasing benefits received from such vendors and manufacturers; and

                           (v) the adjustment of Christianson's insurance costs relating to general liability insurance coverage, property damage insurance coverage, workman's compensation insurance coverage, health insurance coverage and other insurance coverage to a level consistent with Christianson's insurance costs for the 12 month period ended June 30, 1998, taking into consideration changes in the size of the business of Christianson an the number of employees of the Company.

                                    If the allocation of selling, general and
                           administrative expenses discussed in (iii) exceeds the allocation of rebated and other purchasing benefits discussed in (iv), then there will be no allocations of the items discussed in (iii) and (iv) above for purposes of the Additional Consideration calculation.

                  (C)      Target Net Income is defined as $6,733,357.

         (ii) Maximum Additional Consideration. Notwithstanding the foregoing formula, the maximum aggregate Additional Consideration ("Maximum Additional Consideration") to be received by the Executive is limited to 15% of the sum of the Base Cash Amount, the principal amount of AMPAM Notes and the value of the shares of AMPAM Stock paid to the Executive pursuant to Section I.A. of the Annex I to the Acquisition Agreement (prior to taking into account the adjustments set forth in Sections I.B.2. and I.C.2.). For purposes of such calculation, shares of AMPAM Stock received by the Executive pursuant to Section I.A. of Annex I to the Acquisition Agreement shall be given a value equal to the actual number of shares of AMPAM Stock received by the Executive multiplied by $13.00.

         (iii)    Form and Payment of Additional Consideration.

                  (A) Form. The Additional Consideration shall be paid 50% in cash and 50% in AMPAM Stock; provided, however, that the Executive may elect to receive all or a portion of such cash in the form of AMPAM Notes attached to Annex I to the Acquisition Agreement as Appendix A. The number of shares of AMPAM Stock shall be derived by dividing 50% of the amount of Additional Consideration to be paid in AMPAM Stock by the average closing price on the New York Stock Exchange (or other exchange or quotation system as the AMPAM Stock may be traded at such time) for AMPAM Stock for the five trading days before and the five trading days after March 31, 2000; provided, however, that if AMPAM Stock is not traded on an exchange or quotation system, the price to be used in making the foregoing calculation will be $13.00 per share.

                  (B) Payment. Any Additional Consideration to be paid shall be delivered by AMPAM to the Executive prior to April 30, 2000. AMPAM's obligation to make any payment of Additional Consideration will be subject to the covenants and restrictions contained in AMPAM's then existing private or public debt or equity instruments.

         (iv)     Definitions.

                  "Applicable Percentage" shall mean the arithmetic average of the following three percentages:

                  (a) the percentage that the aggregate dollar amount of the payroll expenses of Christianson for the year ended December 31, 1999 represents in relation to the aggregate dollar amount of the payroll expenses of all Founding Companies for the year ended December 31, 1999;

                  (b) the percentage that the aggregate dollar amount of the operating revenue of Christianson for the year ended December 31, 1999 represents in relation to the aggregate dollar amount of the operating revenue of all Founding Companies for the year ended December 31, 1999; and

                  (c) the percentage that the average net book value of the total assets of Christianson for the year ended December 31, 1999 represents in relation to the average net book value of the sum of the total assets of all Founding Companies for the year ended December 31, 1999. For purposes of this provision, the "average" net book value of total assets for Christianson and for all Founding Companies, as the case may be, will be determined by dividing (I) the total assets of Christianson or the summation of the total assets of all Founding Companies, as the case may be, for each calendar month during the year ended December 31, 1999 by (ii) 12.